EXHIBIT 99.1

PRESS RELEASE

MAA Announces Acquisition

MEMPHIS, Tenn., June 14, 2011 /PRNewswire/ -- MAA (NYSE: MAA) announced today that it has completed the acquisition of Avala at Savannah Quarters, a 256-unit upscale apartment community located in the highly desirable area of Pooler in Savannah, Georgia.

Avala at Savannah Quarters was developed in 2009 in the Greg Norman designed golf community of Savannah Quarters and offers close proximity to numerous restaurant and entertainment venues in the historic district of Savannah, the Savannah/Hilton Head airport and numerous major employers in the area.  The community offers luxury amenities including a state of the art fitness center, resort style pool, picnic area and over two acres of park and play area.  Individual apartment homes feature upscale finishes including 9 foot ceilings, crown molding, ceramic tile floors, designer raised panel cabinetry and mosaic tiled backsplashes.

Commenting on the announcement, Al Campbell, EVP and CFO said, “We are very pleased to add Avala at Savannah Quarters to our Georgia portfolio.  We believe the continued growth of the Port of Savannah, which is the fourth largest container port in the United States, and the recently announced expansion of Mitsubishi Power Systems will further support steady economic growth in the area for the foreseeable future.”

The acquisition was funded by common stock issuances through MAA’s at-the-market program and borrowings under our current credit facilities.

About MAA
MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 47,910 apartment units throughout the Sunbelt region of the U.S.  For further details, please refer to the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com.  6584 Poplar Ave., Memphis, TN  38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated acquisition and economic performance results. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONTACT: Investor Relations of MAA, +1-901-682-6600, investor.relations@maac.com